As filed with the Securities and Exchange Commission on February 24, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AYTU BIOSCIENCE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-0883144
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

373 Inverness Parkway, Suite 206

Englewood, Colorado 80112

(720) 437-6580

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joshua R. Disbrow

Chief Executive Officer

373 Inverness Parkway, Suite 206

Englewood, Colorado 80112

Telephone: (720) 437-6580

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Nolan S. Taylor

Anthony W. Epps

Dorsey & Whitney LLP

111 S. Main Street, Suite 2100

Salt Lake City, Utah 84111

(801) 933-7360

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Smaller reporting company ☒
Accelerated Filer ☐	Emerging growth company ☐
Non-accelerated filer ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, issuable upon conversion of Series G Convertible Preferred Stock (3)	9,805,845	$0.75	$7,354,383.75	$954.60
TOTAL	9,805,845

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Common Stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.75, which is the average of the high and low prices of the Common Stock on February 19, 2020, on the NASDAQ Capital Market.

(3)	Includes 9,805,845 shares of Common Stock issuable upon the conversion of the Series G Convertible Preferred Stock (the “Series G Preferred Stock”) issued to Cerecor Inc. (the “Selling Stockholder”) pursuant to the Asset Purchase Agreement (the “Asset Purchase Agreement”) dated October 10, 2019.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED FEBRUARY 24, 2020

PROSPECTUS

AYTU BIOSCIENCE, INC.

9,805,845 Shares of Common Stock Issuable upon Conversion of Series G Convertible Preferred Stock

This prospectus relates to the resale of 9,805,845 shares of Common Stock, par value $0.0001 per share (“Common Stock”) of Aytu BioScience, Inc. (the “Company”) by Cerecor Inc. (the “Selling Stockholder”). The Common Stock includes 9,805,845 shares of Common Stock issuable upon the conversion of 9,805,845 shares of Series G Convertible Preferred Stock (“Series G Preferred Stock”) of the Company issued to the Selling Stockholder pursuant to the asset purchase agreement dated October 10, 2019, as amended November 1, 2019 (the “Asset Purchase Agreement”). We will not receive any proceeds from the conversion of Series G Preferred Stock or from the sale of any shares of Common Stock by the Selling Stockholder pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the Selling Stockholder will offer or sell any of the shares of Common Stock. The Selling Stockholder may sell the shares of Common Stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares of Common Stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Our Common Stock is traded on the NASDAQ Capital Market (“NASDAQ”) under the symbol “AYTU”. On February 19, 2020, the last reported sales price of our Common Stock was $0.73 per share.

An investment in our securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus, page 13 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2020.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any related free writing prospectus filed by us with the Securities and Exchange Commission (“SEC”). We and the Selling Stockholder have not authorized anyone to provide you with any information or to make any representation not contained in this prospectus. We and the Selling Stockholder do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. This prospectus is not an offer to sell or an offer to buy securities in any jurisdiction where offers and sales are not permitted. The information in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of securities. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in the prospectus.

Neither we nor the Selling Stockholder have done anything that would permit a public offering of the securities or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in any of the Common Stock being offered.

Unless the context indicates otherwise, as used in this prospectus, the terms “Aytu,” “we,” “us,” “our,” and “our business” refer to Aytu BioScience, Inc. and its subsidiary.

We own, license, or otherwise have rights to various U.S. federal trademark registrations and applications, and unregistered trademarks and service marks, including Natesto, Poly-Vi-Flor, Tri-Vi-Flor, Karbinal, Tuzistra XR, AcipHex Sprinkle, ZolpiMist and MiOXSYS. All other trade names, trademarks and service marks appearing in this prospectus are the property of their respective owners. We have assumed that the reader understands that all such terms are source-indicating. Accordingly, such terms, when first mentioned in this prospectus, appear with the trade name, trademark or service mark notice and then throughout the remainder of this prospectus without trade name, trademark or service mark notices for convenience only and should not be construed as being used in a descriptive or generic sense.

ii

PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained in this prospectus and does not contain all of the information that is important to you. This prospectus summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our Common Stock, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference.”

The Company

Overview

We are a commercial-stage specialty pharmaceutical company focused on global commercialization of novel products addressing significant medical needs. We have multiple approved products on the market, and we seek to build a portfolio of novel therapeutics that serve large medical needs, across a range of conditions, through our in-house commercial team. Our commercial infrastructure consists primarily of a pharmaceutical sales force calling on physicians throughout the US. We focus our commercial efforts on serving large therapeutic areas and offer products with distinct patient benefits.

We acquired exclusive U.S. rights to Natesto® (testosterone) nasal gel, a novel formulation of testosterone delivered via a discreet, easy-to-use nasal gel, and we launched Natesto in the U.S. with our direct sales force in 2016. Natesto is approved by the U.S. Food and Drug Administration, or FDA, for the treatment of hypogonadism (low testosterone) in men and is the only testosterone replacement therapy, or TRT, delivered via a nasal gel. Natesto offers multiple advantages over currently available TRTs and competes in a $1.7 billion market accounting for over 6.9 million prescriptions annually. Importantly, as Natesto is delivered via the nasal mucosa and not the skin, there is no risk of testosterone transference to others, a known potential side effect and black box warning associated with all other topically applied TRTs, including the market leader AndroGel®.

In June 2018 we acquired an exclusive U.S. and Canadian license to ZolpiMist™. ZolpiMist is an FDA-approved prescription product that is indicated for the short-term treatment of insomnia and is the only oral spray formulation of zolpidem tartrate - the most widely prescribed prescription sleep aid in the U.S. ZolpiMist is commercially available and competes in the non-benzodiazepine prescription sleep aid category, a $1.8 billion prescription drug category with over 43 million prescriptions written annually. Thirty million prescriptions of zolpidem tartrate (Ambien®, Ambien® CR, Intermezzo®, Edluar®, ZolpiMist™, and generic forms of immediate-release, controlled release, and orally dissolving tablet formulations) are written each year in the U.S., representing almost 70% of the non-benzodiazepine sleep aid category. Approximately 2.5 million prescriptions are written for novel formulations of zolpidem tartrate products (controlled release and sublingual tablets). We intend to integrate ZolpiMist into our sales force’s promotional efforts as an adjunct product to Natesto as there is substantial overlap of physician prescribers among our primary care physician targets.

In November 2018 we acquired an exclusive commercial license from Tris Pharma to market Tuzistra® XR in the U.S. Tuzistra XR is indicated for the temporary relief of cough and upper respiratory symptoms associated with allergy or the common cold in patients 18 years of age and older. Tuzistra XR is a patented combination of codeine, an opiate agonist antitussive, and chlorpheniramine, a histamine-1 receptor antagonist, indicated for relief of cough and symptoms associated with upper respiratory allergies or a common cold in adults aged 18 years and older. Tuzistra XR is protected by two Orange Book-listed patents extending to 2031 and multiple pending patents. According to MediMedia, the US cough cold prescription market is worth in excess of $3 billion at current brand pricing, with 30-35 million annual prescriptions. This market is dominated by short-acting treatments, which require dosing 4-6 times a day. Tuzistra XR was developed using Tris Pharma’s liquid sustained release technology, LiquiXR®, which allows for extended drug delivery throughout a 12-hour dosing period.

In November 2019 we acquired a portfolio of six commercial assets from Cerecor Inc. (the “Commercial Portfolio”). The Commercial Portfolio includes prescription products competing in markets exceeding $8 billion in annual U.S. sales. The portfolio consists of six established, commercialized pediatric primary care products including: Karbinal® ER, Poly-Vi-Flor®, Tri-Vi-Flor™, AcipHex® Sprinkle™, Cefaclor for Oral Suspension, and Flexichamber™.

Each product has distinct clinical features and patient-friendly benefits and are indicated to treat common pediatric and primary care conditions.

●	Karbinal® ER (carbinoxamine maleate extended-release oral suspension): Karbinal ER is an H1 receptor antagonist (antihistamine) indicated to treat various allergic conditions including seasonal and perennial allergic rhinitis, vasomotor rhinitis, and other common allergic conditions.

●	Poly-Vi-Flor® and Tri-Vi-Flor®: Poly-Vi-Flor and Tri-Vi-Flor are two complementary prescription fluoride-based supplement product lines containing combinations of vitamins and fluoride in various oral formulations. These prescription supplements are prescribed for infants and children to treat or prevent fluoride deficiency due to poor diet or low levels of fluoride in drinking water and other sources.

●	AcipHex® Sprinkle™ (rabeprazole sodium): AcipHex Sprinkle is a granule formulation of rabeprazole sodium, a commonly prescribed proton pump inhibitor. AcipHex Sprinkle is indicated for the treatment of gastroesophageal reflux disease (GERD) in pediatric patients 1 to 11 years of age for up to 12 weeks.

●	Cefaclor (cefaclor oral suspension): Cefaclor for oral suspension is a second-generation cephalosporin antibiotic suspension and is indicated for the treatment of numerous common infections caused by Streptococcus pneumoniae, Haemophilus influenzae, staphylococci, and Streptococcus pyogenes, and others.

●	Flexichamber®: Flexichamber is an anti-static, valved collapsible holding chamber intended to be used by patients to administer aerosolized medication from most pressurized metered dose inhalers (MDIs) such as commonly used asthma medications.

On February 14, 2020, we entered into the consumer healthcare market through the consummation of the merger with Innovus Pharmaceuticals, Inc. (“Innovus”). Innovus Pharmaceuticals, Inc., is a specialty pharmaceutical company commercializing, licensing and developing safe and effective consumer health products. Through this combined entity, Aytu expands into the $40 billion consumer healthcare market with a portfolio of over thirty-five consumer products competing in large therapeutic categories including diabetes, men's health, sexual wellness and respiratory health.

In the future we will look to acquire additional commercial-stage or near-market products, including existing products we believe can offer distinct commercial advantages. Our management team’s prior experience has involved identifying primarily commercial-stage assets that can be launched or re-launched to increase value, with a focused commercial infrastructure specializing in novel, niche products.

Our management team has extensive experience across a wide range of business development activities and have in-licensed or acquired products from large, mid-sized, and small enterprises in the United States and abroad. Through an assertive product and business development approach, we expect that we will build a substantial portfolio of complementary urology products.

Corporate Information

We were incorporated as Rosewind Corporation on August 9, 2002 in the State of Colorado.

Vyrix Pharmaceuticals, Inc., or Vyrix, was incorporated under the laws of the State of Delaware on November 18, 2013 and was wholly owned by Ampio Pharmaceuticals, Inc. (NYSE American: AMPE), or Ampio, immediately prior to the completion of the Merger (defined below). Vyrix was previously a carve-out of the sexual dysfunction therapeutics business, including the late-stage men’s health product candidates, Zertane and Zertane-ED, from Ampio, that carve-out was announced in December 2013. Luoxis Diagnostics, Inc., or Luoxis, was incorporated under the laws of the State of Delaware on January 24, 2013 and was majority owned by Ampio immediately prior to the completion of the Merger. Luoxis was initially focused on developing and advancing the RedoxSYS System. The MiOXSYS System was developed following the completed development of the RedoxSYS System.

On March 20, 2015, Rosewind formed Rosewind Merger Sub V, Inc. and Rosewind Merger Sub L, Inc., each a wholly-owned subsidiary formed for the purpose of the Merger, and on April 16, 2015, Rosewind Merger Sub V, Inc. merged with and into Vyrix and Rosewind Merger Sub L, Inc. merged with and into Luoxis, and Vyrix and Luoxis became subsidiaries of Rosewind. Immediately thereafter, Vyrix and Luoxis merged with and into Rosewind with Rosewind as the surviving corporation (herein referred to as the Merger). Concurrent with the closing of the Merger, Rosewind abandoned its pre-merger business plans, and we now solely pursue the specialty healthcare market, focusing on urological related conditions, including the business of Vyrix and Luoxis. When we discuss our business in this prospectus, we include the pre-Merger business of Luoxis and Vyrix.

On June 8, 2015, we (i) reincorporated as a domestic Delaware corporation under Delaware General Corporate Law and changed our name from Rosewind Corporation to Aytu BioScience, Inc., and (ii) effected a reverse stock split in which each Common Stock holder received one share of Common Stock for each 12.174 shares outstanding. At our annual meeting of stockholders held on May 24, 2016, our stockholders approved (1) an amendment to our Certificate of Incorporation to reduce the number of authorized shares of Common Stock from 300.0 million to 100.0 million, which amendment was effective on June 1, 2016, and (2) an amendment to our Certificate of Incorporation to affect a reverse stock split at a ratio of 1-for-12 which became effective on June 30, 2016. At our special meeting of stockholders held on July 26, 2017, our stockholders approved an amendment to our Certificate of Incorporation to affect a reverse stock split at a ratio of 1-for-20 which became effective on August 25, 2017. In addition, at our annual meeting of stockholders held on June 27, 2018, our stockholders approved an amendment to our Certificate of Incorporation to affect a reverse stock split at a ratio of up to 1-for-20, which reverse stock split became effective at a ratio of 1-for-20 on August 10, 2018. All share and per share amounts in this prospectus have been adjusted to reflect the effect of these four reverse stock splits.

Our principal executive offices are located at 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112, and our phone number is (720) 437-6580. Our corporate website address is http://www.aytubio.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

The Offering

We are registering the resale of 9,805,845 shares of Common Stock issuable upon the conversion of 9,805,845 shares of Series G Preferred Stock issued pursuant to the Purchase Agreement.

Shares of Common Stock offered by the Selling Stockholder	9,805,845 shares.

Shares of Common Stock outstanding prior to this Offering	26,828,490 shares.

Shares of Common Stock outstanding after this Offering and conversion of all of the shares of Series G Preferred Stock	36,634,335 shares.

Use of proceeds	All of the shares of Common Stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales.

Trading Market and Ticker Symbol for Common Stock	Our Common Stock is currently listed on NASDAQ under the symbol “AYTU.”

Risk Factors	This investment involves a high degree of risk. You should read the description of risks set forth under “Risk Factors” beginning on page 5 of this prospectus and the documents incorporated by reference herein for a discussion of factors to consider before deciding to purchase our securities.

Unless otherwise indicated, all information in this prospectus excludes as of February 14, 2020:

●	13,937 shares of our Common Stock issuable upon exercise of outstanding stock options under our 2015 Stock Option and Incentive Plan at a weighted average exercise price of $34.69 per share, of which 13,937 are exercisable;

●	24,459,663 shares of our Common Stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $2.80 per share; and

●	2,407,902 shares of our Common Stock issuable upon conversion (other than the Series G Preferred Stock) of 400,000 shares of Series D Convertible Preferred Stock, 10,000 shares of Series F Convertible Preferred Stock and 1,997,902 shares of Series H Convertible Preferred Stock.

RISK FACTORS

An investment in our securities involves risks and uncertainties. You should consider carefully the risks described below, those beginning on page 13 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, and any updates to those risk factors or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein, as well as the other information included in this prospectus, and any applicable prospectus supplement, before making an investment decision. Any of the risk factors could significantly and negatively affect our business, financial condition, results of operations, cash flows, and prospects and the trading price of our securities.

Our Amended and Restated Bylaws provides that the Court of Chancery of the State of Delaware is the exclusive forum for certain litigation that may be initiated by our stockholders, including claims under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Amended and Restated Bylaws provides that the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents. Stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the State of Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition. Notwithstanding the foregoing, the exclusive provision shall not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or the respective rules and regulations promulgated thereunder.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including without limitation the risks described in “Risk Factors” in this prospectus and the documents incorporated by reference herein. These risks are not exhaustive. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. We assume no obligation to update or supplement forward-looking statements, except as may be required under applicable law.

USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our certificate of incorporation in its entirety for a complete description of the rights and preferences of our securities.

General

We are authorized to issue up to 100,000,000 shares of Common Stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, $0.0001 par value per share.

Excluding the Series G Preferred Stock, as of February 14, 2020, a total of 26,828,490 shares of our Common Stock were issued and outstanding, 400,000 shares of our Series D Preferred Stock were issued and outstanding and 10,000 shares of our Series F Preferred Stock and 1,997,902 Series H Preferred Stock were issued and outstanding. There were no shares of our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series E Preferred Stock issued or outstanding.

Common Stock

The holders of our Common Stock are entitled to one vote per share. Our Certificate of Incorporation does not expressly prohibit cumulative voting. The holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board of Directors and issued in the future.

Outstanding Preferred Stock

Our Certificate of Incorporation provides our Board of Directors with the authority to divide the preferred stock into series and to fix and determine the rights and preferences of the shares of any series of preferred stock established to the full extent permitted by the laws of the State of Delaware and the Certificate of Incorporation. Our preferred stock consists of the following::

●	We previously designated 10,000 shares as Series A Convertible Preferred Stock. No shares of Series A Convertible Preferred Stock are outstanding as of February 14, 2020.

●	We previously designated 3,216 shares as Series B Convertible Preferred Stock. No shares of Series B Convertible Preferred Stock are outstanding as of February 14, 2020.

●	We previously designated 8,342,993 shares as Series C Preferred Stock. No shares of Series C Convertible Convertible Preferred Stock are outstanding as of February 14, 2020.

●	We previously designated 400,000 shares as Series D Convertible Preferred Stock. 400,000 shares of Series D Convertible Preferred Stock are outstanding as of February 14, 2020.

●	We previously designated 2,751,148 shares as Series E Convertible Preferred Stock. No shares of Series E Convertible Preferred Stock are outstanding as of February 14, 2020.

●	We previously designated 10,000 shares of Series F Convertible Preferred Stock. 10,000 shares of Series F Convertible Preferred Stock are outstanding as of February 14, 2020.

●	We previously designated 9,805,845 shares as Series G Convertible Preferred Stock. 9,805,845 shares of Series G Convertible Preferred Stock are outstanding as of February 14, 2020.

●	We previously designated 1,997,902 shares as Series H Convertible Preferred Stock. 1,997,902 shares of Series H Convertible Preferred Stock are outstanding as of February 14, 2020.

Terms of Series G Preferred Stock

Conversion. Each share of Series G Preferred Stock, assuming approval of the Conversion Proposal, and subject to other conversion restrictions, will be initially convertible under certain circumstances into one share of common stock, which conversion ratio will be subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations.

Fundamental Transaction. In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common stock is converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquires 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series G Preferred Stock will be entitled to receive upon conversion of such Series G Preferred Stock the same kind and amount of securities, cash or property which the holders would have received had they converted their Series G Preferred Stock immediately prior to such fundamental transaction. Any successor to Aytu or surviving entity shall assume the obligations under the Series G Preferred Stock.

Liquidation Preference. In the event of a liquidation, the holders of Series G Preferred Stock will be entitled to participate on an as-converted-to-common-stock basis with holders of our common stock in any distribution of our assets to the holders of the common stock.

Voting Rights. With certain exceptions, as described in the certificate of designation, the Series G Preferred Stock will have no voting rights. However, as long as any shares of Series G Preferred Stock remain outstanding, the certificate of designation provides that we shall not, without the affirmative vote of holders of a majority of the then-outstanding shares of Series G Preferred Stock: (a) alter or change adversely the powers, preferences or rights given to the Series G Preferred Stock or alter or amend the certificate of designation, (b) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (c) increase the number of authorized shares of Series G Preferred Stock or (d) enter into any agreement with respect to any of the foregoing.

Dividends. The certificate of designation provides, among other things, that we shall not pay any dividends on shares of common stock (other than dividends in the form of our common stock) unless and until such time as we pay dividends on each share of Series G Preferred Stock on an as-converted basis. Other than as set forth in the previous sentence, the certificate of designation provides that no other dividends shall be paid on shares of Series G Preferred Stock and that we shall pay no dividends (other than dividends in the form of our common stock) on shares of common stock unless we simultaneously comply with the previous sentence.

Exchange Listing. The Series G Preferred Stock is not listed on any securities exchange or other trading system.

Outstanding Warrants

As of February 14, 2020, we had outstanding warrants to purchase an aggregate of 24,459,663 shares of our Common Stock, consisting of:

●	Warrants to purchase 35 shares of our Common Stock that were issued in February 2016 to the placement agents in our private placement of convertible notes that we conducted in July and August 2015. These placement agents’ warrants have a term of five years from the date of issuance of the related notes in July and August 2015, have an exercise price of $3,120.00, and provide for cashless exercise;

●	Warrants to purchase 22 shares of our Common Stock that were issued in February 2016 to the placement agents in our private placement of convertible notes that we conducted in July and August 2015. These placement agents’ warrants have a term of five years from the date of issuance of the related notes in July and August 2015, have an exercise price of $300.00, and provide for cashless exercise;

●	Warrants to purchase 58 shares of our Common Stock that were issued in May 2016 to the placement agents in our private placement of convertible notes that we conducted in July and August 2015. These placement agents’ warrants have a term of five years from the date of issuance of the related notes in July and August 2015, have an exercise price of $1,920.00, and provide for cashless exercise;

●	Warrants to purchase 1,361 shares of our Common Stock that were issued in the public offering of Common Stock and warrants we completed on May 6, 2016. These warrants are exercisable for five years from issuance and have an exercise price equal to $2,400.00;

●	Warrants to purchase 767 shares of our Common Stock that were issued upon the closing of our public offering on May 5, 2016. These warrants are exercisable for five years from issuance and have an exercise price equal to $2,400.00;

●	Warrants to 279 shares of Common Stock issued to the underwriters of our public offering. These warrants are exercisable beginning May 2, 2017 until May 2, 2021 and have an exercise price equal to $300.00;

●	Warrants with a release to purchase 221 shares of Common Stock issued to the Luoxis stockholders. These warrants expire on July 7, 2021 and have an exercise price equal to $1,600.00;

●	Warrants to purchase 10,548 shares of our Common Stock that were issued upon the closing of our public offering on November 2, 2016. These warrants are exercisable for five years from issuance and have an exercise price equal to $744.00;

●	Warrants to purchase 1,009 shares of Common Stock issued to the underwriters of our November public offering. These warrants are exercisable beginning October 27, 2016 until October 27, 2021 and have an exercise price equal to $300.00;

●	Warrants to purchase 221,006 shares of our Common Stock that were issued in the public offering of Common Stock, preferred stock and warrants we completed on August 15, 2017. These warrants are exercisable for five years from issuance and have an exercise price equal to $72.00;

●	Warrants to purchase 19,749 shares of our Common Stock that were issued in August 2017 to the placement agents in our public offering of Common Stock, preferred stock and warrants we completed on August 15, 2017. These placement agents’ warrants have a term of five years from August 25, 2017, and have an exercise price of $72.00, and provide for cashless exercise;

●	Warrants to purchase 1,527,606 shares of our Common Stock that were issued in the public offering of Common Stock, preferred stock and warrants we completed on March 6, 2018. These warrants are exercisable for five years from issuance and have an exercise price equal to $10.80;

●	Warrants to purchase 100,000 shares of our Common Stock were issued on March 23, 2018. These warrants are exercisable for five years from issuance and have an exercise price equal to $10.80;

●	Warrants to purchase 10,423,600 shares of our Common Stock were issued on October 9, 2018, of which 10,173,593 are issued and outstanding. These warrants are exercisable for five years from issuance and have an exercise price equal to $1.50; and

●	Warrants to purchase 4,403,409 shares of our Common Stock were issued on April 18, 2019. These warrants are exercisable for five years from issuance and have an exercise price equal to $1.00.

●	Warrants to purchase 10,000,000 shares of our Common Stock were issued on October 11, 2019. These warrants are exercisable for five years from the effective registration of January 24, 2020. These warrants were originally issued with an original exercise price of $1.25, however, a cashless exercise provision was satisfied on January 24, 2020 resulting in a $0.00 exercise price. On January 27, 2020, an investor exercised 2,000,000 of these warrants at an exercise price of $0.00, leaving a remaining 8,000,000 outstanding at February 14, 2020.

Outstanding Options

On June 1, 2015, our stockholders approved the 2015 Stock Option and Incentive Plan (the “2015 Plan”), which provides for the award of stock options, stock appreciation rights, restricted stock and other equity awards for up to an aggregate of 3,000,000 shares of Common Stock. The shares of Common Stock underlying any awards that are forfeited, canceled, reacquired by us prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2015 Plan will be added back to the shares of Common Stock available for issuance under the 2015 Plan. On February 14, 2020, our stockholders approved an amendment to the 2015 Plan to increase the aggregate number of shares issuable under the 2015 Plan by 2,000,000 shares.

As of February 14, 2020, we had outstanding options to purchase an aggregate of 13,937 shares of our Common Stock at a weighted average exercise price of $34.69 per share. Of these, an aggregate of 13,937 are exercisable.

The 2015 Plan is administered by our Board or a committee designated by the Board (as applicable, the Administrator). The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2015 Plan. The Administrator may delegate to our Chief Executive Officer the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code, subject to certain limitations and guidelines.

Persons eligible to participate in the 2015 Plan are full or part-time officers, employees, non-employee directors, directors and other key persons (including consultants and prospective officers) of our company and its subsidiaries as selected from time to time by the Administrator in its discretion. Approximately 35 individuals are currently eligible to participate in the 2015 Plan, which includes officers, employees who are not officers, non-employee director, former employees and other individuals who are primarily consultants.

The 2015 Plan provides that upon the effectiveness of a “sale event” as defined in the 2015 Plan, except as otherwise provided by the Administrator in the award agreement, all stock options, stock appreciation rights and other awards will be assumed or continued by the successor entity and adjusted accordingly to take into account the impact of the transaction. To the extent, however, that the parties to such sale event do not agree that all stock options, stock appreciation rights or any other awards shall be assumed or continued, then such stock options and stock appreciation rights shall become fully exercisable and the restrictions and conditions on all such other awards with time-based conditions will automatically be deemed waived. Awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Administrator’s discretion. In addition, in the case of a sale event in which our stockholders will receive cash consideration, we may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights in exchange for the cancellation thereto.

Quotation on the NASDAQ Capital Market

Our Common Stock is quoted on the NASDAQ Capital Market under the symbol “AYTU”. We have two series of warrants quoted on the OTCQB under the symbols “AYTUW” and “AYTUZ”.

Transfer Agent

The transfer agent of our Common Stock is Issuer Direct Corporation. Their address is 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560.

Delaware Anti-Takeover Law and Provisions of Our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;

●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Certificate of Incorporation and Bylaw. Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, these provisions include:

●	the authorization of 50,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be established and shares of which may be issued by our Board of Directors at its discretion from time to time and without stockholder approval;

●	limiting the removal of directors by the stockholders;

●	allowing for the creation of a staggered board of directors;

●	eliminating the ability of stockholders to call a special meeting of stockholders; and

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

THE ACQUISITION

On October 10, 2019, the Company entered into the Asset Purchase Agreement with Cerecor, whereby the Company agreed to purchase certain assets and assume certain liabilities relating to the Products Business (the “Acquisition”). As consideration for the Acquisition, the Company agreed to pay aggregate consideration of approximately $32 million to Cerecor consisting of (i) cash consideration in the amount of $4.5 million by wire transfer of immediately available funds; (ii) Series G Preferred Stock valued at $12.5 million; and (iii) the Company’s assumption of obligations owed by Cerecor to Deerfield CSF, LLC totaling approximately $16.575 million, including any guaranteed interest payments with respect thereto (i.e., interest is due through January 2021 even if the note is paid in full prior to its maturity).

The Acquisition closed on October 31, 2019, at which time the Company paid to Cerecor $4.5 million by wire transfer of immediately available funds and issued to Cerecor 9,805,845 million shares of Series G Preferred Stock.

In connection with the Acquisition, we entered into a registration rights agreement, providing for the registration of the shares of common stock issuable upon conversion of the Series G Preferred Stock issued to Cerecor under the Asset Purchase Agreement. The registration rights agreement provides that we use our reasonable best efforts to cause a registration statement to be declared effective as promptly as possible following the effectiveness of our registration statements associated with the Offering and with our announced merger with Innovus Pharmaceuticals, Inc. and we shall use our reasonable best efforts to keep such registration statement continuously effective under the Securities Act until the date that all registrable securities (as defined in the Asset Purchase Agreement) covered by such registration statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

SELLING STOCKHOLDER

The Common Stock being offered by the Selling Stockholder are those issuable to the Selling Stockholder, upon exercise of the Series G Preferred Stock. We are registering the shares of Common Stock in order to permit the Selling Stockholder to offer the shares for resale from time to time. For additional information regarding the issuance of the Series G Preferred Stock see “The Acquisition” above. Except as disclosed in the footnotes, the Selling Stockholder have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholder. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock, as of February 14, 2020, assuming the conversion of the Series G Preferred Stock held by the Selling Stockholder on that date, without regard to any limitations on exercises.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholder.

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering
Cerecor Inc.(*)	9,805,845	9,805,845	0
Total	9,805,845	9,805,845	0

*	Cerecor Inc. was the seller in the Acquisition as described in this prospectus

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities covered by this prospectus has been passed upon for us by Dorsey & Whitney LLP, Salt Lake City, Utah.

EXPERTS

The consolidated financial statements of Aytu BioScience, Inc. at June 30, 2019 and 2018, and for each of the two years in the period ended June 30, 2019 have been audited by Plante & Moran, PLLC (successor to EKS&H LLLP), independent registered public accounting firm. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The abbreviated financial statements of the Pediatrics Product Portfolio of Cerecor Inc. at September 30, 2019 and December 31, 2018, and for the nine-month period ended September 30, 2019 and for the year ended December 31, 2018, incorporated by reference in Aytu BioScience, Inc.’s Current Report on Form 8-K/A dated January 10, 2020 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein, and incorporated herein by reference. Such abbreviated financial statements are incorporated  herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Innovus incorporated by reference in Aytu BioScience Inc.’s Current Report on Form 8-K dated February 14, 2020 have been audited by Hall & Company, an independent registered public accounting firm, as stated in their reports. Such financial statements have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge through the Internet. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We also maintain a website at http://www.aytubio.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference into this prospectus the following documents:

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on December 23, 2019;

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2019;

●	our Quarterly Report on Form 10-Q for the quarters ended September 30, 2019 and December 31, 2019;

●	our Current Reports on Form 8-K filed with the SEC on August 2, 2019, September 18, 2019, October 15, 2019, on October 15, 2019 (as amended and filed with the SEC on January 10, 2020), November 4, 2019 (as amended and filed with the SEC on November 4, 2019, November 7, 2019), November 12, 2019, November 26, 2019, December 2, 2019, December 11, 2019, January 15, 2020, January 24, 2020, February 13, 2020, February 14, 2020 and February 21, 2020;

●	the description of our Common Stock contained in our Registration Statement on Form 8-A, as filed with the SEC on October 17, 2017, including any amendment or report filed for the purpose of updating such description; and

●	all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (Commission File Number 001-38247) after the date of this prospectus and before the termination of the offering contemplated hereby.

We also incorporate by reference any future filings (other than information furnished under Items 2.02 or 7.01 of any Current Reports on Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, excluding, in each case, information deemed furnished and not filed.

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of these documents, at no cost to you, from our website (www.aytubio.com), or by writing or telephoning us at the following address:

Aytu BioScience, Inc.

373 Inverness Parkway, Suite 206

Englewood, CO 80112

Tel: (720) 437-6580

9,805,845 Shares of Common Stock Issuable upon Conversion of Series G Convertible Preferred Stock

          , 2020

PART II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the offering of the securities being registered, all of which will be paid by Aytu BioScience, Inc. All amounts are estimates except the Securities and Exchange Commission (the “SEC”) registration fee.

Amount
SEC registration fee	$954.60
Printing and engraving expenses	--
Legal fees and expenses	10,000
Accounting fees and expenses	10,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous	15,000
Total	$40,954.62

Item 15.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

Item 16.	Exhibits.

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith
2.1	Agreement and Plan of Merger, dated as of September 12, 2019, by and among Aytu BioScience, Inc., Aytu Acquisition Sub, Inc. and Innovus Pharmaceuticals, Inc.	8-K	9/18/19	2.1
2.2	Asset Purchase Agreement, dated October 10, 2019	8-K	10/15/19	2.1
3.1	Certificate of Incorporation effective June 3, 2015	8-K	6/09/15	3.1
3.2	Certificate of Amendment of Certificate of Incorporation effective June 1, 2016	8-K	6/02/16	3.1
3.3	Certificate of Amendment of Certificate of Incorporation, effective June 30, 2016	8-K	7/01/16	3.1
3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed on August 11, 2017	8-K	8/16/17	3.1
3.5	Certificate of Amendment of Certificate of Incorporation, effective August 25, 2017	8-K	8/29/17	3.1
3.6	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock filed on March 2, 2018	S-1/A	2/27/18	3.6
3.7	Certificate of Amendment to the Restated of Certificate of Incorporation, effective August 10, 2018	8-K	8/10/18	3.1
3.8	Amended and Restated Bylaws	8-K	6/09/15	3.2
3.9	Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock	10-Q	2/7/19	10.4
3.10	Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock	8-K	10/15/19	3.1
3.11	Certificate of Designation of Preferences, Rights and Limitations of Series G Convertible Preferred Stock	8-K	11/4/19	3.1
3.12	Certificate of Designation of Preferences, Rights and Limitations of Series H Convertible Preferred Stock	S-8	2/24/20	3.12
3.13	Amended and Restated Bylaws	S-8	2/24/20	3.13
4.1	Form of Placement Agent Warrant issued in 2015 Convertible Note Financing	8-K	7/24/15	4.2
4.2	Warrant Agent Agreement, dated May 6, 2016 by and between Aytu BioScience, Inc. and VStock Transfer, LLC	8-K	5/6/16	4.1
4.3	First Amendment to May 6, 2016 Warrant Agent Agreement between Aytu BioScience, Inc. and VStock Transfer LLC	S-1	9/21/16	4.5
4.4	Warrant Agent Agreement, dated November 2, 2016 by and between Aytu BioScience, Inc. and VStock Transfer, LLC	8-K	11/2/16	4.1
4.5	Form of Amended and Restated Underwriters’ Warrant (May 2016 Financing)	8-K	3/1/17	4.1
4.6	Form of Amended and Restated Underwriters’ Warrant (October 2016 Financing)	8-K	3/1/17	4.2
4.7	Form of Common Stock Purchase Warrant issued on August 15, 2017	8-K	8/16/17	4.1
4.8	Form of Common Stock Purchase Warrant for March 2018 Offering	S-1	2/27/18	4.8

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith
5.1	Opinion of Dorsey & Whitney LLP				X
10.2#	Asset Purchase Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Valeant International (Barbados) SRL, effective as of December 2, 2011	8-K/A	6/08/15	10.4
10.3#	Manufacturing and Supply Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Ethypharm S.A., dated September 10, 2012	8-K/A	6/08/15	10.5
10.4

License, Development and Commercialization Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Daewoong Pharmaceuticals Co., Ltd., effective as of August 23, 2011 (incorporated by reference to Exhibit 10.1 of Ampio Pharmaceutical’s Form 8-K/A filed October 5, 2011; File No. 001-25182)

10.5#	Distribution Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and FBM Industria Farmaceutica, Ltda., dated as of March 1, 2012	8-K/A	6/08/15	10.7
10.6#	Distribution and License Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Endo Ventures Limited, dated April 9, 2014	8-K/A	6/08/15	10.8
10.7#	Sponsored Research Agreement between the Registrant (as assigned to it by Ampio/Luoxis) and Trauma Research LLC, dated September 1, 2009	8-K/A	6/08/15	10.9
10.8#	Addendum No. 4 to Sponsored Research Agreement between the Registrant (as assigned to it by Ampio/Luoxis) and Trauma Research LLC, dated March 17, 2014	8-K	5/27/15	10.14
10.9	Promissory Note issued by Ampio to the Registrant on April 16, 2015	8-K	4/22/15	10.11
10.10	Subscription Agreement between the Registrant and Ampio, dated April 16, 2015	8-K	4/22/15	10.12
10.11	Voting Agreement between the Registrant and Ampio, dated April 21, 2015 (incorporated by reference to Exhibit 10.1 to Ampio’s Form 8-K filed April 22, 2015; File No. 001-35182)
10.12	Asset Purchase Agreement between Jazz Pharmaceuticals, Inc. and Rosewind Corporation, dated May 20, 2015	8-K	5/27/15	10.14
10.13	Form of Note Purchase Agreement for 2015 Convertible Note Financing	8-K	7/24/15	10.1
10.14	Asset Purchase Agreement, dated October 5, 2015, between Aytu BioScience, Inc. and FSC Laboratories, Inc.	8-K	10/07/15	10.18
10.15	Master Services Agreement between Biovest International, Inc. and Aytu BioScience, Inc., entered into on October 8, 2015, and effective October 5, 2015	8-K	10/13/15	10.19
10.16	Form of Subscription Agreement for January 2016 common stock purchases	8-K	1/20/16	10.1

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith
10.17	License and Supply Agreement between the Registrant and Acerus Pharmaceuticals Corporation, dated April 22, 2016	8-K	4/25/16	10.1
10.18	Subscription Agreement between the Registrant and Acerus Pharmaceuticals Corporation, dated April 22, 2016	8-K	4/25/16	10.2
10.19	First Amendment, dated May 15, 2016, to Employment Agreement dated September 16, 2015 between Aytu BioScience, Inc. and Jonathan McGrael	8-K	5/16/16	10.1
10.20	Purchase Agreement, dated July 27, 2016, by and between Aytu BioScience, Inc. and Lincoln Park Capital Fund, LLC	8-K	7/28/16	10.1
10.21	Registration Rights Agreement dated July 27, 2016, by and between Aytu BioScience, Inc. and Lincoln Park Capital Fund, LLC	8-K	7/28/16	10.2
10.22†	Employment Agreement, effective as of April 16, 2017, between Aytu BioScience, Inc. and Joshua R. Disbrow	8-K	4/18/17	10.1
10.23†	Employment Agreement, effective as of April 16, 2017, between Aytu BioScience, Inc. and Jarrett T. Disbrow	8-K	4/18/17	10.2
10.24	Asset Purchase Agreement, dated March 31, 2017, between Allegis Holdings, LLC and Aytu BioScience, Inc.	10-Q	5/11/17	10.1
10.25#	Merger Agreement, dated May 3, 2017, between Nuelle, Inc. and Aytu BioScience, Inc.	10-K	8/31/2017	10.25
10.26†	Employment Agreement, effective as of June, 2017, between Aytu BioScience, Inc. and Gregory A. Gould.	8-K	6/19/17	10.1
10.27†	2015 Stock Option and Incentive Plan, as amended on July 26, 2017.	8-K	7/27/17	10.1
10.28	Securities Purchase Agreement, dated August 11, 2017, between Aytu BioScience, Inc. and the investors named therein.	8-K	8/16/17	10.1
10.29	Registration Rights Agreement, dated August 11, 2017, between Aytu BioScience, Inc. and the investors named therein.	8-K	8/16/17	10.2
10.30	Warrant Exercise Agreement dated March 23, 2018	8-K	3/28/18	10.1
10.31	Amended and Restated Exclusive License Agreement, dated June 11, 2018, between Aytu BioScience, Inc. and Magna Pharmaceuticals, Inc.	10-K	09/06/18	10.31
10.32	Promissory Note, dated November 29, 2018, between Aytu BioScience, Inc. and Armistice Capital Master Fund Ltd	8-K	11/29/18	10.1
10.33	Waiver of Blocker	10-Q	2/7/19	10.6
10.34	Common Stock Purchase Warrant	10-Q	2/7/19	10.5
10.35	Exchange Agreement, dated February 5, 2019	10-Q	2/7/19	10.3
10.36	License, Development, Manufacturing and Supply Agreement, dated November 2, 2018	10-Q	2/7/19	10.2
10.37	Amendment No.1 to Securities Purchase Agreement	8-K	4/26/19	10.1
10.38	Independent Contractor Services Agreement	8-K	5/2/19	10.1
10.39	Second Amendment to Lease Agreement, dated April 4, 2019	10-Q	5/14/19	10.3

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith
10.40	Employment Agreement with Jarret T. Disbrow, dated April 16, 2019	10-Q	5/14/19	10.2
10.41	Employment Agreement with Joshua R. Disbrow, dated April 16, 2019	10-Q	5/14/19	10.1
10.42	Amended and restated License and Supply Agreement with Acerus Pharmaceuticals, dated July 29, 2019	8-K	8/2/19	10.1
10.43	Form of Contingent Value Rights Agreement	8-K	9/18/19	10.1
10.44	Registration Rights Aggreement, dated October 11, 2019	8-K	10/15/19	10.3
10.45	Securities Purchase Agreement, dated October 15, 2019	8-K	10/15/19	10.2
10.46	Placement Agency Agreement with Ladenburg Thalmann & Co. Inc., dated October 15, 2019	8-K	10/15/19	10.1
10.47	First Amendment to Asset Purchase Agreement with Cerecor Inc., dated November 1, 2019	8-K	11/4/19	10.1
10.48	Registration Rights Agreement with Cerecor Inc., dated November 1, 2019	8-K	11/4/19	10.2
10.49	Form of Cerecor Voting Agreement, dated November 1, 2019	8-K	11/4/19	10.3
10.50	Form of Security Holder Voting Agreement, dated November 1, 2019	8-K	11/4/19	10.4
10.51	Form of Officer Voting Agreement, dated November 1, 2019	8-K	11/4/19	10.5
10.52	Consent and Limited Waiver Agreement, dated November 1, 2019	8-K	11/4/19	10.6
10.53	Transition Services Agreement, dated November 1, 2019	8-K	11/4/19	10.7
10.54	Consent and Limited Waiver Agreement, dated November 1, 2019	8-K/A	11/4/19	10.6
10.55	Consent and Limited Waiver Agreement, dated November 1, 2019	8-K/A	11/7/19	10.6
10.56	Waiver and Amendment to the July 29, 2019 Amended and Restated License and Supply Agreement, dated November 29, 2019	8-K	12/2/19	10.1
23.1	Consent of Dorsey & Whitney LLP (to be included in Exhibit 5.1).				X
23.2	Consent of Plante & Moran, PLLC relating to Aytu’s financial statements.				X
23.3	Consent of Hall & Company relating to Innovus’ financial statements.				X
23.4	Consent of Ernst & Young LLP, independent auditors of the abbreviated financial statements of the Pediatrics Product Portfolio of Cerecor Inc.				X
23.5	Consent of EKS&H LLLP, predecessor Independent Public Accounting Firm, relating to Aytu’s financial statements.				X
24	Power of Attorney (included in the signature page)				X

†	Indicates is a management contract or compensatory plan or arrangement.
#	Aytu has received confidential treatment of certain portions of this agreement. These portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, Colorado on February 24, 2020.

AYTU BIOSCIENCE, INC.

/s/ Joshua R. Disbrow
Name:	Joshua R. Disbrow
Title:	Chairman and Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joshua R. Disbrow and David A. Green as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Capacity in Which Signed	Date

/s/ Joshua R. Disbrow Joshua R. Disbrow	Chairman and Chief Executive Officer (Principal Executive Officer)	February 24, 2020

/s/ David A. Green David A. Green	Chief Financial Officer (Principal Financial and Accounting Officer)	February 24, 2020

/s/ Steven J. Boyd Steven J. Boyd	Director	February 24, 2020

/s/ Gary V. Cantrell Gary V. Cantrell	Director	February 24, 2020

/s/ Carl C. Dockery Carl C. Dockery	Director	February 24, 2020

/s/ John A. Donofrio, Jr. John A. Donofrio, Jr.	Director	February 24, 2020

/s/ Michael E. Macaluso Michael E. Macaluso	Director	February 24, 2020

/s/ Ketan B. Mehta Ketan B. Mehta	Director	February 24, 2020